Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 14, 2024, with respect to the consolidated financial statements of AVROBIO, Inc. included in the Registration Statement (Form S-1) and related Prospectus of Tectonic Therapeutic, Inc. for the registration of up to 2,969,583 shares of its common stock.

/s/ Ernst & Young LLP

Boston, Massachusetts

July 19, 2024